Exhibit 10(e)(ix)

FIRST AMENDMENT TO
SUPPLEMENT TO EMPLOYMENT AGREEMENT

     This FIRST AMENDMENT to the Supplement to the Employment Agreement by and between Schering-Plough Corporation, a New Jersey corporation (the “Company”), and Joseph C. Connors (the “Executive”), dated as of January 1, 2002 (the “Supplement”), is dated as of the 16th day of December, 2003.

     The Compensation Committee of the Board of Directors of the Company has determined that it would be in the best interests of the Company and its shareholders for the Executive to remain in the Company’s employment. Therefore, the Compensation Committee has determined to offer to the Executive, and the Executive has agreed, to enter into this First Amendment to the Supplement in order to enhance the incentive for the Executive to remain in the employ of the Company.

     NOW, THEREFOR, IT IS HEREBY AGREED AS FOLLOWS:

1.	Section 7(c) of the Supplement is hereby amended to read in its entirety as follows:

Highest Annual Bonus: the higher of (i) the Executive’s highest Annual Bonus for the last three full fiscal years prior to the Date of Termination (annualized in the event that the Executive was not employed by the Company for the whole of any such fiscal year) and (ii) the Executive’s Annual Bonus for the fiscal year 2000.

2.	The Supplement is otherwise ratified and confirmed without amendment.

     IN WITNESS WHEREOF, the Executive and, pursuant to the authorization from the Compensation Committee of its Board of Directors, the Company, have caused this Amendment to be executed as of the day and year first above written.

/s/ Joseph C. Connors

Joseph C. Connors

SCHERING-PLOUGH CORPORATION

By:	/s/ C. Ron Cheeley

[name] C. Ron Cheeley
[title] SVP Global Human Resources